SECOND AMENDED & RESTATED LICENSE AGREEMENT

This second amended and restated license agreement (“Agreement”, as further defined herein) is amended as of May 31, 2018 (“Execution Date”) and made effective as of February 1, 2010 (the "Effective Date") unless otherwise noted, and is between:

UNIVERSITY HEALTH NETWORK an Ontario corporation incorporated by special statute under the University Health Network Act, 1997, having a principal office at 190 Elizabeth Street, R. Fraser Elliott Building – Room 1S-417, Toronto, Ontario M5G 2C4 (“UHN”)

-AND-

THE HOSPITAL FOR SICK CHILDREN, an Ontario not -for profit corporation having an address at 555 University Avenue, Toronto, Ontario, M5G 1X8 (“HSC ”)

-AND-

TRILLIUM THERAPEUTICS INC ., an Ontario corporation, having a principal office at 2488 Dunwin Drive, Toronto, ON, L5L 1J9 (“TTI”)

(Herein this Agreement, (i) UHN, HSC and TTI may be referred to individually as a “Party”, or collectively as the “Parties”, and (ii) UHN, and HSC may be referred to collectively as the “Institutions”.)

BACKGROUND:

A.

TTI exists as a result of an amalgamation between Stem Cell Therapeutics Corp. and its wholly-owned subsidiary Trillium Therapeutics Inc. (“Trillium”). Trillium had entered into the Original Agreement (as hereinafter defined) with the Institutions.

B.

UHN and HSC own and/or control certain intellectual property developed by UHN or HSC researchers Drs. John E. Dick and Jean Wang (of UHN) and Dr. Jayne S. Danska (of HSC) (collectively the “Principal Investigators”) relating to methods and compounds for the modulation of the SIRPα-CD47 interaction for therapeutic cancer applications (the “Licensed Patents”, as further defined herein).

C.

The Parties entered into the Original Agreement, which was amended and restated as of June 1, 2012 and subsequently further amended as of September 23, 2014 (the Original Agreement, as amended by the foregoing two amendments, being collectively referred to as the “Existing Agreement”).

D.

Pursuant to the Research Program(s), UHN and/or HSC previously conducted or are in the process of currently conducting, with financial and other support from TTI, research and development of the aforementioned methods and compounds.

E.

UHN and HSC have entered into an inter-institutional agreement dated April 22, 2009, and as amended February 1, 2010 whereby UHN is deemed responsible for managing the commercialization of the Licensed Patents on behalf of UHN and HSC.

F.

Institutions desire to license certain rights in the Licensed Patents and the intellectual property arising from the aforementioned SRA #2 and SRA #3 and SRA#4 and SRA#5A and #SRA5B Research Programs to TTI, and TTI desires to obtain said rights from Institutions.

G.	The Parties now wish to further amend and restate the Existing Agreement in accordance with the terms outlined herein.

      THEREFORE, in consideration for the mutual promises, representations, covenants and agreements of the Parties contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

ARTICLE 1 - INTERPRETATION

1.1

Defined Terms. For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)

"Affiliate" means, with respect to any Party, an entity directly or indirectly controlled by, controlling, or under common control with such Party. For the purposes of this definition, except as otherwise expressly set out in this Agreement, "control" means (a) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of such entity or (b) the power to direct the management and policies of such entity;

(b)

"Agreement" means this second amended and restated license agreement; and all Schedules attached hereto, and the terms "herein", "hereunder", "hereto" and such similar expressions shall refer to this Agreement;

(c)	“BLA” means a Biologic License Application further to the U.S. FDA Regulations (as amended), and its foreign equivalents;

(d)	“Basic Royalty” shall have the meaning provided in Section 3.5;

(e)	“Collaboration Agreement” means the collaboration agreement between the Parties made as of July 16, 2015;

(f)

“Confidential Information” of a Party means any and all information of and disclosed by, said Party and/or any of its Affiliates (a “Disclosing Party”) which has or will come into the possession or knowledge of another Party and/or any of its Affiliates (a “Receiving Party”) in connection with or as a result of entering into this Agreement and which is marked as confidential or is identified as confidential at the time of disclosure, including information concerning the Disclosing Party's past, present and future business, research and development, technology, customers and suppliers. Information shall not be considered “Confidential Information” to the extent that, when considered as a whole and in the context disclosed, the information:

	(i)	is part of the public domain at the time of disclosure,
	(ii)	subsequently becomes part of the public domain through no act or fault of the Receiving Party or its agents or employees,
	(iii)	can be demonstrated by the Receiving Party’s written records to have been known or otherwise available to the receiving party prior to the disclosure by the Disclosing Party,
(iv)

can be demonstrated by the Receiving Party’s written records to have been subsequently provided to the receiving Party, without restriction, by a third party who is not under a duty of confidentiality respecting the information disclosed and who has a legal right to disclose it,

(v)

can be demonstrated by the Receiving Party’s written records was subsequently and independently developed by employees or consultants of the Receiving Party who had no knowledge of or access to the information disclosed,

(vi)

is required to be disclosed by law or an order of a court, tribunal, or government agency or by an applicable securities regulatory authority (including a stock exchange or trading authority), provided that (to the extent reasonable and practicable in the circumstances) the Receiving Party gives to the Disclosing Party prompt notice of the required disclosure in order to allow the Disclosing Party reasonable opportunity to seek a confidentiality order or the like, or

	(vii)	is identified in writing by the Disclosing Party as no longer constituting Confidential Information;

(g)

"Contract Year" means each successive twelve calendar month period during the term of this Agreement. The first Contract Year shall begin on the Effective Date; the last Contract Year shall end on the day that this Agreement expires or is otherwise earlier terminated;

(h)	“Effective Date” has the meaning set out and described in the recitals hereto;

(i)	“Execution Date” has the meaning set out and described in the recitals hereto;

(j)	“Existing Agreement” has the meaning set out and described in the “Background”;

(k)	“FDA” means the United States Food and Drug Administration, or any successor agency thereof;

(l)	“Field” means use in, and applications for, therapeutic cancer applications;

(m)

“Gross Revenue” means the gross amount received by each of TTI, its Affiliate(s), Sublicensee(s), and any others on behalf of TTI and its Affiliates and the Sublicensee(s), in each case in respect of the sale or other disposition of Products and Services. Any Products and Services used by TTI and its Affiliates or Sublicensee(s) or others on their behalf or sold or otherwise transferred by TTI and its Affiliates, Sublicensee(s) or others on their behalf in other than an arms -length transaction shall be deemed to be invoiced for the fair market value of the Product or Service;

(n)	"Including" means including without limitation;

(o)

"Improvements by Institutions" means any improvement to the Licensed Technology developed at UHN or HSC by or under the direction of the Principal Investigators during the two (2) year period immediately following the expiration (but not earlier termination) of the SRA #3 (the “Post Research Term” ), the commercialization of which, but for the License, would constitute an infringement of the Licensed Patents, and for purposes of certainty and clarity does not include (i) any improvement to the Licensed Technology developed at Institutions not by or under the direction of Principal Investigators after the Effective Date, and (ii) any improvement to the Licensed Technology developed at Institutions by or under the direction of Principal Investigators after the Post Research Term;

(p)

"Improvements by TTI" means any improvement to the Licensed Technology made by TTI, its employees, agents and consultants during the Post Research Term, the commercialization of which, but for the License, would constitute an infringement of the Licensed Patents;

(q)	“Institutions” has the meaning set out and described in the recitals hereto;

(r)

“Institutions Research Program IP” means any and all Intellectual Property conceived or developed solely by either or both of UHN and HSC (which includes its personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted specifically in respect of any one of more of the Research Programs, as further described and listed in Section 2 of Schedule A (as amended from time-to-time);

(s)

"Intellectual Property" or “IP” mean inventions (whether patentable or unpatentable), discoveries, written material, compounds, information, know-how, trade secrets, copyright, designs, plant breeders’ rights, integrated circuit topographies, ideas (including but not limited to any computer software), formulae, algorithms, concepts, proprietary data, techniques, instructions, processes, expert opinions, information, materials, program listings, flow charts, logic diagrams, manuals, specifications, instructions, or any copies of the foregoing in any medium, or the expression thereof;

(t)

Intellectual Property Rights" or “IP Rights” means any rights in Intellectual Property which a Party owns or is seeking to own, including any regular or provisional patent applications filed in the U.S., Canada or any other jurisdiction, and any divisions, continuations, patents issuing thereon or renewals, or reissues, or extensions and any and all patents and patent applications in other countries corresponding thereto, for the Licensed Technology;

(u)

“Joint Research Program IP” means any and all Intellectual Property conceived or developed with contributions by (i) at least one of either UHN and HSC, and (ii) TTI (which includes their respective personnel, staff members, employees, students, agents and consultants) pursuant to activities conducted in respect of any one or more of the Research Programs as further described and listed in Section 3 of Schedule A (as amended from time- to-time);

(v)	"License" shall have the meaning provided in Section 2.1;

(w)	"Licensed Patents" means the patents and patent applications further described and listed in Section 1 of Schedule A;

(x)

“Licensed Technology” means: (i) the Licensed Patents, (ii) the Institutions Research Program IP, and (iii) all of the right, title and interest of each of the Institutions in the Joint Research Program IP, all as further described and listed in Schedule A (as amended);

(y)

"Net Revenues" means the Gross Revenue, excluding standard industry discounts, refunds and taxes, all as determined from the books and records of TTI and its Affiliates, and Sublicensees, maintained in accordance with generally accepted accounting principles maintained by such persons, consistently applied (provided, for greater certainty, “Net Revenues” in respect of amounts received by Sublicensees shall not be considered to be Net Revenues for the purposes of this Agreement unless and until such Sublicensee(s) have remitted royalties to TTI or its Affiliates in respect of such Gross Revenue of the Sublicensee(s));

(z)	"Notice" shall have the meaning provided in Section 13.1;

(aa)	“Original Agreement” means the License Agreement dated as of February 1, 2010 executed by the Parties;

(bb)	“PCT” has the meaning ascribed thereto in the definition of “Valid Claim”;

(cc)	“Principal Investigators” has the meaning set out and described in the “Background”;

(dd)	"Product" means any product the manufacture, sale or use of which either (a) exploits Licensed Technology, or (b) would, but for the License, infringe a Valid Claim;

(ee)

"Publication" means any means of making available to the public information by way of speech, talk, paper, drawing, photograph, printed work, tape, video recording or other electronic means, or any other disclosure given or distributed;

(ff)

"Quarter Yearly Period" means each successive three calendar month period during the term of this Agreement ending March 31st, June 30tht, September 30th and December 31st of each Contract Year. The first and last Quarter Yearly Periods may be less than three calendar months and will commence on the Effective Date of this Agreement and terminate on the date this Agreement expires or is earlier terminated respectively;

(gg)

“Research Program(s)” means the sponsored research relating to the research and development of methods and compounds for the modulation of the SIRPα-CD47 interaction for therapeutic cancer applications undertaken by one or both of the Institutions under the SRA #2, SRA #3, SRA #4 and SRA #5A, SRA #5B, and the Collaboration Agreement;

(hh)	"Service" means any service provided using, or otherwise encompasses or is premised on, in whole or in part, the Licensed Technology;

(ii)	“SRA #2” means the second sponsored research agreement between the Parties pertaining to the conduct of a portion of the Research Program dated as of February 1, 2010;

(jj)	“SRA #3” means the third sponsored research agreement between the Parties pertaining to the conduct of a portion of the Research Program, dated as of June 1, 2012;

(kk)	“SRA #4” means the fourth sponsored research agreement between UHN and TTI pertaining to the conduct of a portion of the Research Program, dated as of July 8, 2013, as amended;

(ll)	“SRA #5A” means the fifth sponsored research agreement between UHN and TTI pertaining to the conduct of a portion of the Research Program, dated as of December 1, 2014;

(mm)	“SRA #5B” means the fifth sponsored research agreement between HSC and TTI pertaining to the conduct of a portion of the Research Program, dated as of March 31, 2014;

(nn)	“Sublicensee” shall have the meaning provided in Section 2.5;

(oo)	“Term” shall have the meaning provided in Section 9.1;

(pp)	“Territory" means the World;

(qq)

“TTI Research Program IP” means any and all Intellectual Property solely conceived or developed by TTI or its Affiliates (which includes its personnel, staff members, employees, students, agents and consultants and otherwise any other person conducting activities on their behalf) without any contribution from Institutions (which includes their respective personnel, staff members, employees, students, agents and consultants except to the extent that such persons are engaged by TTI or its Affiliates to perform such contributions), pursuant to activities conducted specifically in respect of the Research Program under the SRA #2, SRA #3, and SRA #4 and SRA#5A and SRA#5B.

(rr)

“Valid Claim” means a claim in an issued, unexpired patent or in a pending patent application within or in respect of the Licensed Technology that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer or otherwise, and (d) is not lost through an interference proceeding. Notwithstanding the foregoing, if a claim of a pending patent application within or in respect of the Licensed Technology has not issued as a claim of a patent within seven (7) years after the Patent Cooperation Treaty (“PCT”) filing date (or the first national filing date if no PCT was filed), such claim shall not be a Valid Claim for the purposes of this Agreement unless and until such claim issues as a claim of an issued patent. Once issued, such claim shall be retroactively applied and such claim be deemed to have always been a Valid Claim subject to subsections (a) and (b) above).

(ss)	All other defined terms in this Agreement shall have the meanings as otherwise specifically set out within the body of this Agreement.

1.2

Sections and Headings. The division of this Agreement into articles, sections and subsections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference herein to a particular article, section, subsection or Schedule refers to the specified article, section or subsection of or Schedule to this Agreement.

1.3

Number, Gender and Persons. In this Agreement, words importing the singular number shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

1.4	Currency. All monetary amounts in this Agreement are in Canadian funds.

1.5	Schedules. The following Schedules are annexed to and form part of this Agreement:

Schedule A – Licensed Technology

1.6

Accounting Principles. Any reference in this Agreement to “generally accepted accounting principles” for the purposes of TTI refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute for use by a publicly-traded entity. Any such reference for any other person shall refer to generally accepted accounting principles as approved by the appropriate accounting body having jurisdiction over the financial statements prepared by such person.

1.7

Best of Knowledge. "To the best of the knowledge" or "to the knowledge", unless otherwise qualified hereunder means a statement of the declaring Party’s knowledge of the actual facts or circumstances to which such phrase relates without having made any inquiries or investigations in connection with such facts and circumstances.

ARTICLE 2 - GRANT OF RIGHTS

2.1

License. Subject to the terms and conditions of this Agreement, Institutions grant to TTI an exclusive, royalty-bearing license, with the further right to grant sublicenses subject to Section 2.5, in any and all of their rights in and to the Licensed Technology to commercialize said Licensed Technology for the Field in the Territory, which includes the right to research, develop, manufacture, have manufactured, use, have used, sell or have sold, offer for sale, import and export Product(s) and Service(s) (the “License”).

2.2

Restriction. The License granted to TTI under Section 2.1 is subject to Institutions’ retention of their rights to use the Licensed Technology without charge for research, scholarly publication, educational or other non-commercial use, with a further retention of its right to grant licenses to third parties for similar such purposes, subject to the Confidential Information and Publication provisions of this Agreement.

2.3

Improvements by Institutions. TTI is granted a right of first refusal to negotiate an exclusive, royalty bearing license to any Improvements by Institutions. TTI will have thirty (30) days after receiving written notice of an Improvement by Institutions to indicate its intent in writing (to UHN on behalf of Institutions) to license said Improvement by Institutions ("Notice of Intent"). If UHN (on behalf of Institutions) does not receive a Notice of Intent within this thirty (30) day period, TTI’s right of first refusal in respect of the improvements referred to in the written notice of an improvement will lapse and Institutions will be free to dispose of such Improvement by Institutions as they see fit. Upon UHN’s receipt of a Notice of Intent, the Parties shall engage in good faith negotiations in respect of any such prospective license. Any such license shall be on terms and conditions that are consistent with other such licenses within the industry and satisfactory to Institutions. If a license agreement has not been signed within one hundred-and- twenty (120) days of said receipt of a Notice of Intent (or such other period of time as the Parties may agree to), Institutions will be free to exploit and/or dispose of the Improvement by Institutions as they see fit.

2.4

Sublicenses. TTI shall have a right to grant sublicenses to the Licensed Technology to a third party sublicensee (“Sublicensee”) with the prior consent of UHN and HSC, which consent shall not be unreasonably withheld and can be withheld only on the basis of (a) reasonable concerns expressed by the Institutions having regard to the identity of the Sublicensee, or (b) for ethical reasons having regard to the identity or operations of the Sublicensee. UHN and HSC shall provide consent within thirty (30) days of a request from TTI.

Notwithstanding, TTI shall ensure that any such sublicense contains terms and conditions that are not inconsistent with this Agreement. Notwithstanding the foregoing, TTI shall have an unfettered right to grant Sublicenses to Affiliates or to persons for the purposes of providing goods or services to TTI and/or its Affiliates. For greater certainty, a sublicense by TTI or an Affiliate may grant the Sublicensee a right to grant sublicenses subject to the foregoing limitations.

ARTICLE 3 - CONSIDERATION

3.1

Payment of Funds. UHN shall be responsible for the receipt of payments on behalf of Institutions, and for the transferring to HSC of HSC’s share of revenues received under this Agreement. Payment to be made by TTI to Institutions hereunder shall be made by cheque payable to the order of “University Health Network” and sent to the following address:

University Health Network

Technology Development & Commercialization
College Street - Suite 150
Heritage Building - MaRS Centre
Toronto, Ontario, Canada, M5G 1L7

Attention: Cheryl Szombati - Compliance Specialist

3.2

Up-Front License Fee. The Institutions acknowledge that TTI has previously paid to Institutions an up-front, non- refundable and non-creditable license fee of $150,000 on execution of the First License Agreement.

3.3

R&D Maintenance Fee. TTI shall pay to Institutions a yearly non-refundable and non- creditable maintenance fee of $25,000 (the “R&D Maintenance Fee”). The R&D Maintenance Fee shall be due on the yearly anniversary of the Effective Date; yearly payments of the R&D Maintenance Fee shall end on the sale of a first Product for which royalties are owed to Institutions further to this Agreement.

3.4	Milestone Payments. In partial consideration of the License, TTI shall pay to Institutions the following milestone payments:

	(a)	Patent Issuance Milestones:

		(i)	$25,000 for a first patent issued in the U.S.,

		(ii)	$25,000 for a first patent issued in Europe, and

		(iii)	$10,000 for a first patent issued in Asia (which includes without limitation, China, Japan and India);

	(b)	Product Development Milestones (payable for a first indication only):

	(i)	$100,000 for the dosing of a first patient in a first FDA-approved (or alternatively, foreign equivalent) Phase- I clinical trial,

	(ii)	$200,000 for the dosing of a first patient in a first FDA-approved (or alternatively, foreign equivalent) Phase- II clinical trial, and

	(iii)	$300,000 for the dosing of a first patient in a first FDA-approved (or alternatively, foreign equivalent) Phase- III clinical trial;

(c)	Regulatory Milestones:

	(i)	$1,000,000 for the submission of a first BLA in the U.S.,

	(ii)	$1,000,000 for the submission of a first BLA in the European Union,

	(iii)	$500,000 for the submission of a first BLA in Asia (which includes without limitation, China, Japan and India),

	(iv)	$1,000,000 for receipt of a first regulatory approval in the U.S.,

	(v)	$1,000,000 for receipt of a first regulatory approval in the European Union,

	(vi)	$500,000 for receipt of a first regulatory approval in Asia (which includes without limitation, China, Japan and India), and

	(vii)	fifty percent (50%) of the milestone payments noted in Subsections 3.4(c)(i) - (vi) for each subsequent additional BLA submission(s) and regulatory approval(s) in any particular jurisdiction.

The Institutions acknowledge that TTI has previously paid to Institutions the milestone payments set out above in 3.4(a)(ii), 3.4(a)(iii) and 3.4(b)(i) .

3.5	Basic Royalty. TTI shall pay a royalty of

(a)	three percent (3%) of Net Revenues from Product covered by a Valid Claim; or

(b)	one percent (1%) of Net Revenues from Product that is not covered by a Valid Claim but uses Licensed Technology.

Royalty payments shall be made on Net Revenues received by TTI in each Quarter Yearly Period (“Basic Royalty”). Payment(s) shall be made within thirty (30) days of the end of each Quarter Yearly Period (and, for greater certainty, shall only be payable in respect of Net Sales by Sublicensees to the extent that the Sublicensees have remitted royalty payments in respect of such Net Sales to TTI or its Affiliates). In the event that TTI obtains a license from one or more third parties in respect of intellectual property rights of said third party which are reasonably useful for the development or manufacturing of a Product or Service or further essentially required for the sale of a Product or Services, Basic Royalty payments under this Section 3.3 shall be reduced by the amount payable by TTI to such third parties that is allocable to the sale of Product or Service (whether such payments take the form of royalties, milestone payments or otherwise); provided however, that in no event will a deduction, or deductions, under this Section 3.5 reduce any royalty payment to Institutions in respect of Net Revenues of Product or Service by more than fifty percent (50%). If, but for the proviso in the preceding sentence, the deduction under this Section 3.5 would have reduced a royalty payment to Institutions by more than fifty percent (50%), the amount of such deduction that exceeds fifty percent (50%) shall not be carried over to subsequent or future royalty payments owed by TTI to Institutions.

3.6	Date of Sale. Products and Services will be deemed sold and revenue received when Product is shipped, or Service provided by, the TTI, the TTI Affiliate or Sublicensee as appropriate.

3.7

Sublicensing Royalty. This Section 3.7 outlines obligations taking effect as of the Execution Date and replaces previous obligations as outlined in the Existing Agreement in respect of that section. Upon the Execution Date, or as soon thereafter as practicable, but no later than thirty (30) days after the Execution Date, TTI shall issue: (a) to UHN a one-time allocation of TTI common shares, in an amount equal to $2,000,000.00 and (b) to HSC, a one-time allocation of TTI common shares in an amount equal to $1,000,000.00 (collectively the “TTI Equity”). The price per share of TTI Equity shall be determined as a volume weighted average price of the TTI common shares on the Toronto Stock Exchange over the fourteen (14) day period preceding the date of issuance. For clarity, this one time allocation of TTI Equity to each of the Institutions shall be non-refundable and non-creditable against future royalties (including the Basic Royalty) or milestones payable under this Agreement.

3.8	(intentionally left blank)

3.9

Interest. All monies payable to Institutions by TTI hereunder and not paid when due bear interest at the prime rate of interest quoted by the Bank of Canada, plus 5% (five percent) per annum until the date paid to Institutions. Institutions will be entitled to that interest in addition to any other rights or remedies available to it in respect of TTI’s payment default.

3.10

Withholdings. In the event that TTI is required by any law to withhold and/or make payments to tax authorities in respect of any payments payable by TTI to Institutions under this Agreement, the liability of TTI under this Agreement shall be to that extent satisfied, and such amounts shall be deemed to have been paid to Institutions on their due dates, provided that TTI shall furnish to Institutions acceptable evidence of such payments.

3.11

Royalty Report. TTI shall prepare a report (the "Royalty Report"), setting out the Gross Revenue, the number of Products manufactured and Services rendered, an itemized statement of all costs and disbursements and the Net Revenues, if any, for the relevant period. For so long as the Gross Revenue is less than $10,000 in any consecutive 12 month period, TTI shall prepare one Royalty Report for every 12 month period. If no payments are due for any reporting period, then the Royalty Report shall so state. Once the Gross Revenue is at least $10,000 in any consecutive 12-month period, TTI shall prepare a Royalty Report for each Quarter Yearly Period. Royalty Reports shall be due within thirty (30) days of the end of the relevant reporting period (provided that such Royalty Report shall only include information in respect of Gross Revenue generated by Sublicensees upon receipt of such information by TTI from the Sublicensees, which shall not be later than 75 days following the end of a particular quarterly period).

3.12

Complete Records. TTI and its Affiliates shall keep true and accurate records and books of account containing all data reasonably required for the computing and verification of all payments owed by TTI to Institutions, including records for Gross Revenue, the number of Products manufactured and Services rendered, costs/disbursements, and Net Revenues in accordance with applicable generally accepted accounting principles. Such records shall be maintained by TTI and its Affiliates for at least six (6) years from the date of the payment to which such records are relevant. In addition, TTI shall contractually require all Sublicensees to provide TTI with audit rights to permit TTI to verify amounts owing to TTI and its Affiliates, which rights shall be on terms and conditions, and based upon such scope of access, as TTI shall determine in its sole and absolute discretion.

3.13

Inspection of Records. The records of TTI and its Affiliates specified in this Agreement shall be available for inspection by Institutions or their duly appointed auditor, upon reasonable notice and during normal business hours at the principal place of business of TTI or its Affiliates, as applicable, for the sole purpose of verifying payments owed under this Agreement. The costs of any such inspection shall be borne by Institutions unless the report of an auditor shows that the Royalty Report(s) in respect of the period under review were understated by more than five percent (5%) in the aggregate, in which case the costs of the examination shall be paid by TTI.

3.14

Discrepancy in Records. In the event that the records inspection conducted under Section 3.13 reveals any underpayment of royalties due to Institutions, TTI will promptly pay Institutions the full amount of that underpayment together with interest thereon at the rate of interest referred to in Section 3.9 herein.

ARTICLE 4 – REPRESENTATIONS, WARRANTIES AND LIABILITY

4.1	UHN/HSC Warranties. UHN and HSC each represent and warrant to TTI that:

(a)

each is duly incorporated and organized and validly existing under the laws of Ontario and have all requisite corporate power and authority to enter into and perform their obligations under this Agreement;

(b)	each has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement; and

(c)	UHN and HSC are together or independently owners of the Licensed Patents.

4.2	TTI Warranties. TTI represents and warrants to Institutions that:

(a)

TTI is duly incorporated and organized and validly existing under the laws of Ontario and has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement;

(b)

TTI has taken all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the performance of its obligations hereunder and to cause all necessary meetings of directors and shareholders of TTI to be held for such purposes;

(c)

the execution and delivery of this Agreement by TTI and the performance of its obligations hereunder shall not result in either a breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of TTI under:

		(i)	any agreement to which TTI is a party or is otherwise bound by;

		(ii)	any of the terms and provisions of the constating documents or by- laws, or resolutions of the board of directors (or any committee thereof), of TTI;

		(iii)	any judgement, decree, order or award of any court, governmental body or arbitrator having jurisdiction over TTI;

		(iv)	any license, permit, approval, consent or authorization held by TTI; or

		(v)	any applicable law, statute, ordinance, regulation or rule.

(d)

the common shares forming part of the TTI Equity will be validly issued, in compliance with the constating documents of TTI and all applicable laws, including the requirements of applicable securities laws, and will be issued fully paid, tradeable and non- assessable.

4.3	EXCEPT AS OTHERWISE EXPRESSLY SET OUT IN THIS AGREEMENT:

(A)

INSTITUTIONS EXPRESSLY DISCLAIM ANY AND ALL IMPLIED OR EXPRESS WARRANTIES AND MAKE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY, SAFETY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE LICENSED TECHNOLOGY;

(B)

INSTITUTIONS DO NOT WARRANT OR REPRESENT THAT ISSUED PATENTS ARE VALID, OR PENDING PATENT APPLICATIONS WILL ISSUE, OR WHEN ISSUED WILL BE VALID, OR THAT THE PRACTICE OR EXPLOITATION OF ANY LICENSED TECHNOLOGY, TECHNICAL INFORMATION OR KNOW-HOW DISCLOSED TO TTI PURSUANT TO THIS AGREEMENT DOES NOT, OR WILL NOT, CONSTITUTE INFRINGEMENT OF RIGHTS OF PERSONS NOT PARTIES HERETO. NOTWITHSTANDING THE FOREGOING, INSTITUTIONS WARRANT THAT THEY HAVE NOT KNOWINGLY GRANTED RIGHTS ESSENTIALLY SIMILAR TO THOSE OF THIS AGREEMENT TO THIRD PARTIES;

(C)

INSTITUTIONS SHALL NOT BE LIABLE TO TTI FOR ANY DAMAGE, INCLUDING ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGE SUFFERED BY TTI RESULTING FROM THE USE OR OTHER EXPLOITATION OF THE LICENSED TECHNOLOGY, INCLUDING WITHOUT LIMITATION THE SALE OF ANY PRODUCT AND SERVICE. FURTHER, INSTITUTIONS MAKE NO REPRESENTATION THAT THE LICENSED TECHNOLOGY IS FREE FROM DEFECT OR LIABILITY OF INTELLECTUAL PROPERTY INFRINGEMENT.

4.4

LIMITED LIABILITY. SUBJECT TO SECTION 4 .3, INSTITUTIONS’ ENTIRE LIABILITY TO TTI FOR DAMAGES OR ALLEGED DAMAGES HEREUNDER, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED AN AMOUNT EQUAL TO THE SUM OF TOTAL ROYALTIES PAID BY TTI TO INSTITUTIONS UNDER SECTION 3.5 IN THE MOST RECENT FOUR (4) CONSECUTIVE QUARTER YEARLY PERIODS.

ARTICLE 5 – FURTHER TTI COVENANTS.

5.1	TTI covenants and agrees for the benefit of Institutions that it shall:

(a)

exercise the License granted herein in accordance with all applicable laws, statutes, ordinances, regulations, guidelines and rules, including, all applicable statutes and regulations and applicable guidelines set forth by the Canadian Institutes of Health Research (CIHR), National Institutes of Health (NIH) or other governmental agencies where applicable;

(b)

ensure that all employees, consultants, Affiliates, Sublicensees, and any other persons having access to the subject matter of this Agreement are aware of any and all obligations under this Agreement, including any and all confidentiality obligations, and have agreed to be legally bound by them;

(c)	cause to be applied to pertinent papers denoting any Products or Services that same are produced or rendered under license from Institutions;

(d)

cause to be applied to Products and Services where appropriate any markings required by applicable government statutes and laws to maintain continued validity and enforcement of Intellectual Property Rights and will confirm to Institutions that such markings are required and if so, will confirm that same are being adhered to;

(e)

include terms and conditions in any agreement with its customers in connection with the Products and/or Services relating to the Licensed Technology limitations of representations, warranties and conditions, limits of liability and indemnities from its customers and users which extend the benefit of such provisions to Institutions;

(f)	notify Institutions of the development of any TTI Research IP and Improvements by TTI;

(g)	per Section 2.5, ensure that the terms and conditions of any sublicenses are consistent with this Agreement; and

(h)	use commercially reasonable efforts to develop and commercialize Product(s) or Service(s).

ARTICLE 6 - MANAGEMENT OF INTELLECTUAL PROPERTY RIGHTS

6.1

Institutions Ownership. UHN and HSC shall own all applications and registrations for Intellectual Property Rights in the Licensed Technology (subject to Section 6.4, and with the caveat that UHN and/or HSC are co- owners with TTI of any Joint Research Program IP) and Improvements by Institutions.

6.2

TTI Ownership. TTI shall own and have carriage of applications and registrations for Intellectual Property Rights for Improvements by TTI, including with respect to the preparation, filing, prosecution and maintenance of patent applications.

6.3	Information to Institutions. TTI will keep Institutions promptly informed of all patent applications and registrations by TTI filed in accordance with Section 6.2 hereof.

6.4

Patent Prosecution. With appropriate reasonable input from Institutions, TTI shall have the right to control preparing, filing, prosecuting, obtaining and maintaining, at its sole cost and expense, and using patent counsel reasonably acceptable to Institutions, all Intellectual Property Rights to Licensed Technology for the Field throughout the Territory. TTI (a) will provide Institutions with a copy of any proposed patent application in respect of the Licensed Technology for review and comment reasonably in advance of filing, and (b) will keep Institutions reasonably informed of the status of such filing, prosecution and maintenance, including (i) by providing Institutions with copies of all material communications received from or filed in patent office(s) with respect to such filing, and (ii) by providing Institutions a reasonable time prior to taking or failing to take any action that would materially affect the scope or validity of any such filing, with prior written notice of such proposed action or inaction so that Institutions have a reasonable opportunity to review and comment. In the event that TTI decides to (x) forego or cease prosecution, or (y) cease maintenance, of any Intellectual Property Rights in the Licensed Technology (in whole or in part) in any jurisdiction, Institutions may (in their sole discretion and expense) continue such prosecution or maintenance and TTI shall have no further obligations and rights in respect of Institutions rights in such Intellectual Property.

6.5

Cooperation and Notice. As provided for in this Article 6, a Party shall cooperate with the other Parties in the preparation, filing, prosecution and maintenance of any applications and registrations for Intellectual Property Rights, including executing all papers and instruments required in order to enable the Party to apply for, to prosecute and to maintain applications and registrations in any country. Each Party shall provide to the others prompt notice as to all matters which come to its attention and which may affect the preparation, filing, prosecution or maintenance of any such applications or registrations, and shall at all times keep the other fully and promptly informed of all developments in the preparation, filing, prosecution and maintenance of any such applications or registrations.

6.6

Infringement. If any infringement or threatened infringement of the Licensed Technology is perceived by Institutions or TTI, said Party will immediately notify the other Parties. The Parties shall co-operate fully in the enforcement of any Intellectual Property Rights in the Licensed Technology. TTI and its Sublicensee(s) shall have initial carriage of any such action(s), and TTI or its Sublicensee(s) shall be responsible for all reasonable costs, including legal fees, disbursements and awards by the Court against Institutions or TTI pertaining to the enforcement of any Intellectual Property Rights in the Licensed Technology. If after two (2) years of been notified of any material alleged infringement, TTI and/or Sublicensee(s) are unsuccessful in persuading the alleged infringer to desist or have not brought and have not diligently prosecuted an infringement action, then HSC and/or UHN shall have the right, but not the obligation, under their own control and at their own expense to prosecute such infringement of the Intellectual Property Rights in the Licensed Technology. Any monies awarded to the Parties as a result of any action or settlement shall first go to reimburse the prosecuting Parties for reasonable costs incurred in the action. The party bringing the action shall be entitled to any amount recovered as a result of such action.

6.7	No Actions. TTI agrees to not knowingly take any action which would jeopardize the obtaining or maintaining of Institutions’ Intellectual Property Rights in the Licensed Technology.

6.8

No Challenges. Except in those jurisdictions where such covenant is otherwise prohibited under applicable law, TTI agrees and shall cause its Affiliates to agree (and shall use reasonable commercial efforts to get its Sublicensee(s) to agree) that such persons shall not challenge the validity of any of Institutions’ Intellectual Property Rights in the Licensed Technology or otherwise under this Agreement.

6.9

Communications with Institutions. UHN shall be responsible on behalf of Institutions for the receipt of any notices and communications, and shall enage in any required discussions with TTI, in respect of IP-related matters further to this Article 6.

ARTICLE 7 - CONFIDENTIAL INFORMATION

7.1

Confidentiality. The Parties shall take all proper measures, and at least the same measures as it takes in respect of its own Confidential Information, to keep confidential the Confidential Information of the other Parties. A Receiving Party will ensure that everyone having access to the Confidential Information of another Party is under a legal or contractual obligation to maintain such Confidential Information in confidence and is duly informed of this obligation. A Receiving Party will neither use nor disclose to any other party any of the Confidential Information of the other Parties except as expressly permitted hereunder. For greater certainty, any information which the Institutions provide to TTI with respect to the Licensed Technology or in connection with the Research Programs may be used by TTI and its Affiliates and Sublicensees in furtherance of the commercialization of products and services.

ARTICLE 8 - PUBLICATION

8.1

Publications. At the request of UHN, HSC or TTI (as appropriate), TTI, HSC or UHN (as appropriate) shall acknowledge the contribution and ownership of the other Parties to the Licensed Technology, Improvements by Institutions or Improvements by TTI, as the case may be. No Publication by a Party shall disclose the Confidential Information of another Party without the prior written consent of that other Party.

ARTICLE 9 - TERM & TERMINATION

9.1	“Term”. Unless earlier terminated pursuant to Sections 9.2 or 9.3, the Term of the License Agreement shall expire,

	(a)	on a country-by-country basis, in countries wherein a Valid Claim exists, when the last Valid Claim expires in any such country, and

	(b)	in countries wherein a Valid Claim does not exist, when the last Valid Claim in the United States expires.

Upon expiration of the Term, TTI shall be granted a fully paid up, irrevocable license to the rights licensed in the Licensed Technology.

9.2	Earlier Termination. This Agreement shall earlier terminate:

	(a)	at the discretion of TTI upon forty five (45) days notice to Institutions;

	(b)	at least one (1) day prior to the occurrence of any of the following events:

(i)

TTI files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under any bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise acknowledges insolvency or is adjudged bankrupt;

(ii)

TTI shall consent to an involuntary petition in bankruptcy or if a receiving order is given against it under the Bankruptcy and Insolvency Act (or such other equivalent Act in the respective jurisdiction); or

(iii) the appointment of a receiver or other similar representative for TTI by a court of competent jurisdiction;

(c)

at the discretion of Institutions and upon notice to TTI, if TTI breaches any material obligations under this Agreement (including the payment of any monies as required under Sections 3.2, 3.3, 3.4, 3.5, and 3.7 and curable breaches of Article 11) and fails to, refuses to, or cannot remedy the breach within thirty (30) days after being given written notice thereof by Institutions;

(d)

at the discretion of Institutions, immediately upon notice to TTI (and/or Affiliates/Sublicensee, as appropriate) for a failure to have or maintain adequate insurance per Article 11 where such failure is not curable; or

	(e)	by mutual consent of the Parties pursuant to Section 9.3.

Notwithstanding anything contained herein, if the Institutions allege that TTI has breached a provision of this Agreement which entitles the Institutions to terminate this Agreement, and if TTI disputes that entitlement, then the cure period(s) contemplated herein shall commence on the date when an arbitrator has determined, in a final and non-appealable decision, that TTI has so breached this Agreement.

9.3	Termination by Mutual Consent. The Parties may terminate this Agreement at any time by mutual consent, which consent shall be evidenced by a written agreement duly executed by the Parties.

9.4

Obligations on Insolvency. Subject to the provisions of Section 9.5(c), in the event that this Agreement is terminated for insolvency further to Section 9.2, the License and any sublicenses granted in accordance with this Agreement will be automatically terminated, and as such all rights to the Licensed Technology granted by Institutions to TTI, or granted by TTI to sublicensees, shall revert to Institutions. Licensed Technology shall not in any manner form part of the assets of TTI, Affiliate or any Sublicensee.

9.5	Post-Termination. In the event of the earlier termination of this Agreement (and notwithstanding any other provision of this Agreement):

(a)

TTI (and Affiliate(s)) shall cease and desist any further use or exploitation of, and otherwise cease to derive any benefit from, the Licensed Technology, and within thirty (30) days either destroy or return to Institutions (at the request of Institutions in their sole discretion) all of Institutions’ property, including all Licensed Technology and UHN and HSC Confidential Information;

(b)

TTI (and Affiliate(s)) shall within thirty (30) days of the date of such earlier termination, pay Institutions all current amounts then owed to Institutions pursuant to Article 3; for purposes of certainty and clarity, no term or provision of this Agreement shall be construed to waive the payment of any monies to Institutions accrued at the date of said earlier termination, or arising thereafter;

(c)

With the exception of termination for insolvency pursuant to Section 9.2, no termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of Institutions, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, and (ii) such Sublicensee agrees in writing to assume all material obligations (including, without limitation, those of a financial nature), hereunder this Agreement;

(d)	the Parties shall take all necessary steps in a prudent business manner to effect the orderly termination of this Agreement; and

(e)

TTI, its Affiliate(s) and their respective Sublicensees may continue to sell any existing stock of any Products at fair market value and TTI/Affiliate(s) shall pay Institutions all royalties owed pursuant to Article 3; and

(f)

TTI and its Affiliates shall be entitled to continue to be entitled to the rights granted hereunder to the extent necessary to perform any obligations then existing (including, without limitation, the performance of any Services then committed to).

ARTICLE 10 - INDEMNIFICATION

10.1

Indemnification. TTI, for and in consideration of and as a condition to the granting of the License, agrees to indemnify, save harmless, and defend Institutions, their directors, officers, research staff, employees, research trainees, students, and agents, against any and all claims, suits, losses, damages, costs, fees, and expenses (including reasonable legal expenses), resulting from and arising out of this Agreement including but not limited to any product liability and any third party Intellectual Property infringement or alleged infringement claims and any damages, losses, or liabilities, whatsoever with respect to death or injury to any person and damage to any property arising from this Agreement and the License granted herein, including, without limitation, the manufacture, design, distribution, and offer for sale of Products and Services or otherwise arising from any exploitation of the Licensed Technology, except to the extent caused by the negligence or willful misconduct of Institutions or any of the indemnified parties thereof.

ARTICLE 11 – INSURANCE

11.1

TTI Insurance. No later than thirty (30) days prior to the first use of Licensed Technology in humans, TTI, at TTI’s expense, shall obtain and maintain appropriate general liability and product liability insurance (the “TTI Insurance”) at an overall level, incident level, and deductible amount as are standard in the industry at such time, naming TTI and Institutions as co-insured. TTI shall provide to Institutions a Certificate of Insurance evidencing compliance with this provision within thirty (30) days prior to such first use and, in no event, shall TTI use the Licensed Technology in humans prior to the delivery to Institutions of the Certificate of Insurance. TTI shall, at its own expense, obtain and maintain the TTI Insurance from the date required by this Section 11.1 until the end of the Term of this Agreement (as described in Article 9 hereof) and for a period of six (6) years thereafter.

11.2

“Affiliate/Sublicensee Insurance”. TTI shall ensure that, in the event of the sale of Products/Services by TTI’s Affiliate(s), such Affiliate(s) shall, at their expense, obtain and maintain appropriate liability insurance at a level commensurate with the TTI Insurance, naming TTI and Institutions as co-insured. TTI shall provide to Institutions a Certificate of Insurance evidencing compliance with this provision, within thirty (30) days prior to the first use of the Licensed Technology in humans. TTI shall ensure that in no event shall the Affiliate(s) use the Licensed Technology in humans under this Agreement prior to the delivery to Institutions of the Certificate of Insurance. TTI shall ensure that Affiliate(s) (at no expense to Institutions) obtain and maintain from the date required by this Section 11.2 until the end of the Term of this Agreement and for a period of six (6) years thereafter, a policy of appropriate liability insurance at a level commensurate with the TTI Insurance. In the case of a Sublicensee, TTI shall ensure that the sublicense agreement contains contractual covenants by the Sublicensee whereby the Sublicensee is subject to similar obligations as those imposed above upon an Affiliate. Where the Sublicensee has a market capitalization or enterprise value of greater than $1 billion and has a policy of self-insuring, then Sublicensee may self-insure.

11.3

Qualified Insurance . All insurance policies required in accordance with this Article 11 shall be obtained from a qualified insurance company licensed to do business in the jurisdictions governed by this Agreement.

11.4

Notice . All insurance policies required in accordance with this Article 11 shall provide for fifteen (15) business days written notice by the insurer to TTI and Institutions by registered or certified mail in the event of any modification, cancellation or termination of such insurance policy.

11.5

Copy of Policy. TTI shall, on written request, provide Institutions with a copy of the insurance policy in force at the time of the request and this provision shall survive the termination or expiration of this Agreement.

11.6

Incomplete Insurance. In the event TTI (or Affiliate or Sublicensee, as appropriate) is unable to obtain the insurance coverage required by this Article 11, or if any portion of the TTI Insurance or Affiliate/Sublicensee insurance or other required coverage is cancelled and not immediately replaced, TTI shall promptly inform Institutions and Institutions shall be free to terminate this Agreement upon notice to TTI/Affiliate/Sublicensee in accordance with Section 9.2(c) and 9.2(d).

ARTICLE 12 - DISPUTE RESOLUTION

12.1	Best Efforts. The Parties agree to use reasonable best efforts to resolve amicably among themselves any dispute arising out of this Agreement.

12.2

Referral for Resolution. If the Parties are unable to resolve the dispute under Section 12.1, the dispute shall be referred to the Vice President, Research of UHN (or designate), Vice-President, Research of HSC (or designate) and the CEO (or designate) of TTI for their discussion and resolution. The Parties may agree to mediation of the dispute.

12.3

Arbitration. Any dispute which cannot be settled amicably between the Parties as provided in Sections 12.1 and 12.2 shall be submitted to arbitration, by an arbitrator to be mutually agreed upon by the Parties, in accordance with the provisions of the Arbitration Act, 1991 , S.O. 1991, c.17, as amended from time to time. The arbitration will take place in the City of Toronto.

12.4	Termination under Section 9.2 and/or for inadequate or lack of insurance under Article 11, shall not be subject to this Article 12.

ARTICLE 13 – NOTICE

13.1	Notice. All notices which are required or permitted to be given hereunder (“Notices”) including judicial payment notices must be in writing. All such Notices must be sent as follows:

to UHN:

Attention:	John Reid, PhD, MBA
Director, Technology Development & Commercialization
University Health Network
101 College Street – Suite 150
Heritage Building – MaRS Centre
Toronto, Ontario, Canada M5G 1L7

Telephone No.: (416) 581-7408
Facsimile No.: (416) 977-4765

to HSC:

Attention:	Director, Industry Partnerships & Commercialization
The Hospital for Sick Children
555 University Avenue
Toronto, Ontario, Canada M5G 1X8

Telephone No.: (416) 813-8858
Facsimile No.: (416) 813-5968

to TTI:

Attention:	Dr. Niclas Stiernholm
Chief Executive Officer

Trillium Therapeutics Inc.
2488 Dunwin Drive, Toronto, Ontario, L5L 1J9

Canada

Direct: (416) 595- 9491
Phone: (416) 595- 0627 x222
Fax: (416) 595-5835
E-mail: niclas@trilliumtherapeutics.com

or to such other address as a Party may designate by Notice given in accordance with this Article 13. Any such Notice may be delivered by hand, by registered mail, or sent by facsimile and will be deemed to have been delivered on the date of delivery if delivered by hand, five (5) days after mailing if sent by registered mail, or on the first business day following the date of sending, if sent by telecopy.

ARTICLE 14 – GENERAL

14.1

Entire Agreement. The Parties hereto acknowledge that this Agreement and its Schedule set forth the entire agreement and understanding of the Parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and writings in respect hereto.

14.2

General Assurances. The Parties agree to do all such things and to execute such instruments and documents as may be necessary or desirable in order to carry out the provisions and intent of this Agreement.

14.3	Enure to Benefit. This Agreement shall enure to the benefit of and be binding upon the respective Parties and, where the context admits or requires, their respective permitted successors or assigns.

14.4	Assignment.

(a) This Agreement cannot be assigned, sold, transferred or encumbered in any manner by TTI without the expressed written consent of Institutions, which consent will not be unreasonably withheld.

(b)

Notwithstanding Subsection 14.4(a), in the event TTI sells all or substantially all of its assets to another entity, TTI may assign its rights and obligations hereunder to the surviving or acquiring entity if: (i) TTI is not then in breach of this Agreement; (ii) the proposed assignee has or will have sufficient available resources, including liquid financial resources, management experience, and sufficient scientific, business and other expertise comparable or superior to TTI, that will be committed in order to satisfy its obligations hereunder; (iii) TTI provides written notice of the assignment to Institutions, together with documentation satisfactory to Institutions, acting reasonably, sufficient to demonstrate the requirements set forth in subparagraphs (i) through (ii) above, at least thirty (30) days prior to the effective date of the assignment; and (iv) Institutions receive from the assignee, in writing, at least thirty (30) days prior to the effective date of the assignment: (w) reaffirmation of the terms of this Agreement; (x) an agreement to be bound by the terms of this Agreement; (y) an agreement to perform the obligations of Licensee under this Agreement, and (z) details satisfactory to Institutions concerning subparagraphs (iii) of this Subsection 14.4(b).

(c)

In the event of the sale, transfer or other disposition of the whole of TTI’s business to a third party, or that part encompassing or otherwise associated with the development and commercialization of the Licensed Technology, TTI shall pay to Institutions a “License Transfer Fee” equal to two percent (2%) of the (monetized) amount received by TTI in respect of said sale/transfer/disposition, to a maximum of $3,000,000, such payment to be made by TTI to UHN (on behalf of Institutions) within thirty (30) days of the closing of such sale/transfer/disposition. For purposes of certainty and clarity, only a single License Transfer Fee shall be owed and payable in the event of the aforementioned sale, transfer or other disposition of TTI’s business encompassing the Licensed Technology and/or the analogous sale, transfer or other disposition of TTI’s business encompassing the licensed technology of the Original Agreement.

(d)

Notwithstanding any other term or provision of this Agreement, no assignment of the Agreement (and any License thereunder) shall be finalized and executed absent the receipt by Institutions of the License Transfer Fee.

14.5

No Use of Names. Except as contemplated herein, TTI shall not use the name, logo, trade-mark or trade-name of Institutions in connection with any products, publicity, promotion news release, advertising or similar public statements or otherwise without the prior written consent of Institutions. Notwithstanding the foregoing, TTI may use the names or trade-names of the Institutions in press releases or public filings made pursuant to disclosure obligations under applicable securities and regulatory requirements.

14.6

No Joint Venture. Each Party is and will remain at all times independent of each other. The Parties are not and shall not be considered to be joint venturers, partners or agents of each other and neither of them shall have the power to bind or obligate the other except as set forth in this Agreement. The Parties mutually covenant and agree that neither shall they, in any way, incur any contractual or other obligation in the name of the other, nor shall they have liability for any debts incurred by the other. No representation will be made or acts taken by any of the Parties which could establish any apparent relationship of agency, joint venture, partnership or employment.

14.7

Waiver. No amendment, supplement or waiver of any provision of this Agreement shall be binding on any Party unless consented to in writing by such Party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided. Further, no failure or delay by any Party in exercising any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy.

14.8	Time of the Essence. Time is of the essence in this Agreement and of each and every term and condition hereof.

14.9	Joint Preparation. This Agreement shall be deemed to be jointly prepared by the Parties, and any ambiguity herein shall not be construed for or against any single Party.

14.10

Governing Law. This Agreement shall be governed by the laws of the Province of Ontario and the laws of Canada and shall be treated as an Ontario contract. Subject to Article 12, the Parties irrevocably and unconditionally submits to the non-exclusive jurisdiction the courts of such Province and all courts competent to hear appeals therefrom in connection with any matters arising under this Agreement.

14.11

Severability of Provisions. In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision in said jurisdiction and such determination shall not affect the validity or enforceability of such provision or the Agreement in any other jurisdiction. The Parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the Parties in entering this Agreement.

14.12

Force Majeure. In the event that any one of the Parties is prevented from fulfilling any of its obligations herein by acts of God, war, terrorism, strikes, riots, storms, fires, governmental orders or restrictions or any other cause beyond its control, the payment of royalties, or the applicable pro rata portion thereof, shall be suspended during the full period of any such prevention, but payment of royalties which has accrued for payment prior to, or after such cause shall not be excused. Institutions will have the right to terminate this Agreement in the event that the TTI is unable to fulfill its obligations herein for a period of at least three (3) months.

14.13

Survival. Articles 1, 3, 7, 8, 10, 11 (in support of post termination sales of Products and Services as authorized pursuant to this Agreement), 12, 13, 14 in their entirety and Sections 2.4, 4.3, 4.4, 5.1(b) through (e), 6.1, 6.2, 6.6 (with regards to any payment obligations) 9.4 and 9.5 shall remain in force and effect after the expiration or earlier termination of this Agreement until such time as specifically noted in a particular Article or Section, or the Parties mutually agree to the release (singly or collectively) of the obligations contained therein.

14.14	Counterparts. This Agreement may be executed in counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

UNIVERSITY HEALTH NETWORK	HOSPITAL FOR SICK CHILDREN

Per: /s/ Dr. Bradly G. Wouters	Per: /s/ Dr. Michael Apkon
Name: Dr. Bradly G. Wouters	Name: Dr. Michael Apkon
Title: Executive Vice President Science	Title: President and Chief Executive
and Research	Officer

TRILLIUM THERAPEUTICS INC.

Per: /s/ Laurie Harrison
Per: /s/ Dr. Niclas Stiernholm	Name: Laurie Harrison
Name: Dr. Niclas Stiernholm	Title: Vice President, Finance and Chief
Title: Chief Executive Officer	Financial Officer

SCHEDULE A
Licensed Technology

1.	Licensed Patents

	A.	Filed Patent Applications:

(i) Patent family entitled: “Compositions and methods for treating hematologic cancers targeting the SIRPalpha - CD47 interaction.” (J.C.Y. Wang, J. E. Dick, T. Prasolova, L. Jing, A. Theocharides & J.S. Danska (inventors)) including:

Application Number	Country	Type	Status	Patent Number
US61/178,553	United States	Provisional	Expired
US61/178,559	United States	Provisional	Expired
PCT/CA2010/000743	PCT	PCT	Expired
US13/320,629	United States	Utility	Patent - pending
CA2,761,438	Canada	Utility	Patent - pending
CA	Canada	Utility - Divisional	Patent - pending
CN201080021398.7	China	Utility	Patent - pending
IN9580/DELNP/2011	India	Utility	Patent - pending
EP10774475.7	Europe	Utility	Expired	EP2429574
EP10774475.7	Austria	Utility	Patent - revoked	EP2429574(AT)
EP10774475.7	Turkey	Utility	Patent - revoked	EP2429574(TR)
EP10774475.7	Slovenia	Utility	Patent - revoked	EP2429574(SI)
EP10774475.7	Sweden	Utility	Patent - revoked	EP2429574(SE)
EP10774475.7	Romania	Utility	Patent - revoked	EP2429574(RO)
EP10774475.7	Portugal	Utility	Patent - revoked	EP2429574(PT)
EP10774475.7	Poland	Utility	Patent - revoked	EP2429574(PL)
EP10774475.7	Norway	Utility	Patent - revoked	EP2429574(NO)
EP10774475.7	Netherlands	Utility	Patent - revoked	EP2429574(NL)
EP10774475.7	Monaco	Utility	Patent - revoked	EP2429574(MC)
EP10774475.7	Latvia	Utility	Patent - revoked	EP2429574(LV)
EP10774475.7	Luxembourg	Utility	Patent - revoked	EP2429574(LU)
EP10774475.7	Lithuania	Utility	Patent - revoked	EP2429574(LT)
EP10774475.7	Italy	Utility	Patent - revoked	EP2429574(IT)
EP10774475.7	Ireland	Utility	Patent - revoked	EP2429574(IE)
EP10774475.7	Bulgaria	Utility	Patent - revoked	EP2429574(BG)
EP10774475.7	Switzerland	Utility	Patent - revoked	EP2429574(CH)
EP10774475.7	Czech Republic	Utility	Patent - revoked	EP2429574(CZ)
EP10774475.7	Germany	Utility	Patent - revoked	EP2429574(DE)
EP10774475.7	Denmark	Utility	Patent - revoked	EP2429574(DK)
EP10774475.7	Spain	Utility	Patent - revoked	EP2429574(ES)
EP10774475.7	Finland	Utility	Patent - revoked	EP2429574(FI)
EP10774475.7	France	Utility	Patent - revoked	EP2429574(FR)
EP10774475.7	Greece	Utility	Patent - revoked	EP2429574(GR)

EP10774475.7	Hungary	Utility	Patent - revoked	EP2429574(HU)
EP10774475.7	Belgium	Utility	Patent - revoked	EP2429574(BE)
EP10774475.7	United Kingdom	Utility	Patent - revoked	EP2429574(UK)
EP10774475.7	Slovak Republic	Utility	Patent - revoked	EP2429574(SK)
EP10774475.7	Croatia	Utility	Patent - revoked	EP2429574(HR)
EP15160169.7	Europe	Utility - Divisional	Patent - pending
AU2010246872	Australia	Utility	Patent - issued	AU2010246872
AU2015201757	Australia	Utility - Continuation	Abandoned
AU2017200201	Australia	Utility - Continuation	Patent - pending
JP2012-510083	Japan	Utility	Patent - issued	JP6091891
JP2015-160462	Japan	Utility - Divisional	Patent - pending
CN201080021398.7	China	Utility	Patent - pending
CN2017104760534	China	Utility – Divisional	Patent - pending
9580/DELNP/2011	India	India - Utility	Patent - pending

B.	Foreign Dependent Applications:

Any patent application(s) claiming priority to the applications listed in Part 1 of this Schedule A.

C.	Continuations, Divisionals, Renewals, Extensions:

For greater certainty, the Licensed Patents shall further include:

(a)	any issued patent(s) or patent application(s) described or listed in this Schedule A;

(b)

all continuations and continuations-in-part applications to the issued patent or patent application described in Part 1 of this Schedule A (solely to the extent such continuations-in-part applications contain subject matter on which claims issuing obtain the benefit of a priority date of any patent or patent application described in Part 1 of this Schedule A);

(c)

all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuations-in-part applications set out in the foregoing paragraphs (a) and (b) of Part 1(C) of this Schedule A; and

(d)	all foreign counterparts of any of the foregoing (including, without limitation, European Supplementary Protection Certificates or its equivalent).

2.	Institutions Research Program IP

To be amended from time-to-time, as required.

29

3.	Joint Research Program IP:

To be amended from time-to-time, as required.

30